Exhibit 3.4

Execution Version

PLAINS AAP, L.P.

A Delaware Limited Partnership

EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

November 15, 2016

TABLE OF CONTENTS

		Page

	ARTICLE I
	DEFINITIONS	1

	ARTICLE II
	ORGANIZATION	13

2.1	Formation of Limited Partnership	13
2.2	Name of Partnership	14
2.3	Principal Office; Registered Office	14
2.4	Term of Partnership	14
2.5	Purpose of Partnership	14
2.6	Actions by Partnership	14
2.7	Reliance by Third Parties	14

	ARTICLE III
	CAPITAL	15

3.1	Capital Contributions	15
3.2	Additional Capital Contributions	15
3.3	Loans	15
3.4	Maintenance of Capital Accounts	15
3.5	Capital Withdrawal Rights, Interest and Priority	16
3.6	Class B Partners Profits Interests	16
3.7	General Partner Interest	17
3.8	Splits	17

	ARTICLE IV
	DISTRIBUTIONS	18

4.1	Distributions of Available Cash	17
4.2	Persons Entitled to Distributions	17
4.3	Limitations on Distributions	17

	ARTICLE V
	ALLOCATIONS	18

5.1	Profits and Losses	18
5.2	Regulatory and Special Allocations	18
5.3	Tax Allocations: Code Section 704(c)	19
5.4	Change in Partnership Interest	20
5.5	Withholding	20

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	ARTICLE VI
	MANAGEMENT	21

6.1	Duties and Powers of the General Partner	21
6.2	Limitation of Liability	22
6.3	Indemnification	22
6.4	Rights of Limited Partners	24
6.5	Class B Partners	24

	ARTICLE VII
	TRANSFERS OF PARTNERSHIP INTERESTS	24

7.1	Transfer of Limited Partnership Interests	24
7.2	Permitted Transferees	25
7.3	Substitute Limited Partners	26
7.4	Effect of Admission as a Substitute Limited Partner	26
7.5	Consent	27
7.6	No Dissolution	27
7.7	Additional Limited Partners	27
7.8	Right of First Refusal	27
7.9	Exchange of Class A Units	28
7.10	Conversion of Class B Units	33
7.11	Redemption of Class A Units	34

	ARTICLE VIII
	DISSOLUTION AND LIQUIDATION	36

8.1	Dissolution of Partnership	36
8.2	Final Accounting	36
8.3	Distributions Following Dissolution and Termination	36
8.4	Termination of the Partnership	39
8.5	No Action for Dissolution	39

	ARTICLE IX
	ACCOUNTING; BOOKS AND RECORDS	39

9.1	Fiscal Year and Accounting Method	39
9.2	Books and Records	39
9.3	Delivery to Partners; Inspection	40
9.4	Financial Statements	40
9.5	Filings	40
9.6	Non-Disclosure	40
9.7	Tax Elections	41

	ARTICLE X
	NON-COMPETITION	41

10.1	Non-Competition	41

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10.2	Damages	42
10.3	Limitations	43

	ARTICLE XI
	GENERAL PROVISIONS	43

11.1	Waiver of Default	43
11.2	Amendment of Partnership Agreement	43
11.3	No Third Party Rights	44
11.4	Severability	44
11.5	Nature of Interest in the Partnership	44
11.6	Binding Agreement	44
11.7	Headings	44
11.8	Word Meanings	44
11.9	Counterparts	44
11.10	Entire Agreement	44
11.11	Partition	45
11.12	Governing Law; Consent to Jurisdiction and Venue	45
11.13	Special Notices	45

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EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
PLAINS AAP, L.P.

THIS EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of this 15th day of November, 2016 by Plains All American GP LLC, a Delaware limited liability company, as the general partner, and, pursuant to Section 11.2(d) of the Seventh Amended and Restated Limited Partnership Agreement dated as of October 21, 2013, by and among the General Partner and the Limited Partners of the Partnership (as amended, the “Seventh A&R Limited Partnership Agreement”), is binding on the Persons listed as Limited Partners in Schedule I hereto, as such schedule may be amended or supplemented from time to time in accordance herewith.

This Agreement amends and restates in its entirety the Seventh A&R Limited Partnership Agreement.

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Acceptance Notice” shall have the meaning set forth in Section 7.8(b).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)                                 Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Administrative Agreement” means that certain Amended and Restated Administrative Agreement, dated as of the date hereof, among Holdings GP, PAGP, the MLP, the General Partner, PAA GP and the Partnership, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person. For purposes of the foregoing:

(a)                                 any individual who is an officer or director of Holdings GP or any Group Member (excluding the Chief Executive Officer and Chairman of the Board) shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)                                 any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding Holdings GP Units shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Holdings GP Units; and

(c)                                  any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total Partnership Interests held by all Partners, shall not be considered to be an affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Partnership Interests.

For the avoidance of doubt, for purposes of this Agreement, as of the date hereof (but subject to redetermination upon changed circumstances) (i) each of KAFU Holdings, L.P., KAFU Holdings (QP), L.P., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund, Inc. and KAFU Holdings II, L.P. is an Affiliate of each other, and (ii) each of EMG Investment, LLC and Lynx Holdings I, LLC is an Affiliate of the other.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Partnership Interests.

“Agreed Value” means, with respect to any Partnership Group Interest subject to the right of first refusal contained in Section 7.8, (i) the value that would be received for such Partnership Group Interest in the event such Partnership Group Interest were exchanged for PAGP Class A Shares pursuant to Section 7.9 and promptly sold at a price determined relative to the trailing 30-day volume weighted average price of a PAGP Class A Share or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Agreement” has the meaning set forth in the preamble hereof.

“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter (other than Net Capital Transaction Proceeds) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (a) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that all cash and cash equivalents expected to be received (including distributions declared by the MLP but not yet paid), directly or indirectly from the MLP in respect of such quarter or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been received, made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.

“Board” means the board of directors of the General Partner.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas or New York, New York.

“Call Election Notice” has the meaning set forth in Section 7.9(g).

“Call Right” has the meaning set forth in Section 7.9(g).

“Capital Account” means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money, if any, and the initial Gross Asset Value of any Property (other than money), if any, contributed to the Partnership with respect to the interests purchased by such Partner pursuant to the terms of this Agreement, in return for which the Partner contributing such capital shall receive a Partnership Interest.

“Cash Election” has the meaning set forth in Section 7.9(a).

“Cash Election Amount” means with respect to a particular Exchange, an amount of cash equal to the value of the PAGP Class A Shares that would be received in such Exchange as of the date of receipt by the Partnership of the Exchange Notice with respect to such Exchange pursuant to Section 7.9 (the “Valuation Date”), decreased by any distributions received by the Exchanging Partner with respect to the Class A Units that are the subject of the Exchange following the date of receipt by the Partnership of the Exchange Notice where the Record Date for such distribution was after the date of receipt of such notice.  For this purpose, the value of a

PAGP Class A Share shall equal (i) the volume weighted average price of a PAGP Class A Share for the 10 trading days ending on the trading day prior to the Valuation Date or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value, as reasonably determined by the General Partner in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Class A Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class A Units.

“Class A Per Unit Capital Account” means the aggregate Capital Accounts attributable to the Class A Units (other than Converted Class A Units) divided by the number of outstanding Class A Units (other than Converted Class A Units).

“Class A Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class B Units.

“Class B Per Unit Capital Account” means the aggregate Capital Accounts attributable to the Vested Units divided by the number of Vested Units.

“Class B Per Unit Target Capital” means the product of the Conversion Factor and the Class A Per Unit Capital Account.

“Class B Restricted Unit Agreement” means an agreement, substantially in the form of Exhibit A to the Seventh A&R Limited Partnership Agreement, between the Partnership and any Limited Partner that is issued Class B Units, as any such agreement may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Class B Target Deficit Amount” means with respect to each Vested Unit, the excess, if any, of the Class B Per Unit Target Capital over the Capital Account attributable to such Vested Unit.

“Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement and the Class B Restricted Unit Agreement pursuant to which it was issued.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consideration Units” has the meaning set forth in Section 7.11(a).

“Contribution Agreement” means the Contribution Agreement, dated as of October 21, 2013, by and among Holdings GP, PAGP and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Conversion” has the meaning set forth in Section 7.10(a).

“Conversion Date” has the meaning set forth in Section 7.10(c).

“Conversion Factor” means 0.9413316.

“Conversion Notice” has the meaning set forth in Section 7.10(b).

“Converted Class A Target Deficit Amount” means, with respect to each Converted Class A Unit, the excess, if any, of the Class A Per Unit Capital Account over the Capital Account attributable to such Converted Class A Unit.

“Converted Class A Units” has the meaning set forth in Section 7.10(a).

“Converting Partner” has the meaning set forth in Section 7.10(b).

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Earned Unit” means a Class B Unit that constitutes an “Earned Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

“EMG” shall have the meaning set forth in Section 10.1.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Exchange” has the meaning set forth in Section 7.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Date” has the meaning set forth in Section 7.9(c).

“Exchange Notice” has the meaning set forth in Section 7.9(b).

“Exchanging Partner” has the meaning set forth in Section 7.9(b).

“Existing Owners” has the meaning set forth in the Holdings GP LLC Agreement.

“First Refusal Notice” has the meaning set forth in Section 7.8(a).

“General Partner” means Plains All American GP LLC, a Delaware limited liability company, any permitted successor thereto, and any Persons hereafter admitted as an additional general partner, each in its capacity as a general partner of the Partnership, in each case in accordance with the terms hereof.

“General Partnership Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partnership Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):

(a)                                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;

(b)                                 The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (iii) the issuance by the Partnership of Class B Units; and (iv) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and

(c)                                  The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the General Partner.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Group Member” means a member of the Holdings Group.

“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Holdings GP Unit” means the Units representing a fractional part of the membership interest in Holdings GP, having the rights and obligations specified in the Holdings GP LLC Agreement.

“Holdings Group” means Holdings GP and its Subsidiaries treated as a single consolidated entity, but excluding the MLP and its Subsidiaries.

“Indemnitee” means (a) the General Partner, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Grant Date Partnership Capital” means, with respect to the Class B Partners, the amount of $3,200,000,000, which amount is equal to the aggregate Capital Account balances of the Class A Partners.

“Institutional Investments” shall have the meaning set forth in Section 10.1.

“IPO” means the initial offering and sale of the PAGP Class A Shares to the public.

“Kayne Anderson” shall have the meaning set forth in Section 10.1.

“Limited Partner” means, unless the context otherwise requires, each Class A Partner set forth on Schedule I, each holder of a Class B Unit and each additional Person that becomes a Class A Partner or a Class B Partner pursuant to the terms of this Agreement and that is shown as such on the books and records of the Partnership, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Units, Class B Units or any other Partnership Security or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidating Trustee” has the meaning set forth in Section 8.3(a).

“Lock-Up Period” has the meaning set forth in Section 7.11(g).

“Lock-Up Threshold” has the meaning set forth in Section 7.11(g).

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“MLP” means Plains All American Pipeline, L.P., and any successor thereto.

“MLP Common Units” means the common units representing limited partner interests in the MLP, having the rights and obligations specified in the MLP Partnership Agreement.

“MLP Group” means the MLP and its Subsidiaries.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act or any successor to such statute.

“Net Capital Transaction Proceeds” means the cash, notes, equity interests and any other consideration derived from the sale or other disposition of all or a portion of the Partnership’s assets.

“Non-Purchasing Partner” shall have the meaning set forth in Section 7.8(c).

“Non-Qualifying Transferee” has the meaning set forth in Section 7.2(a).

“Non-Selling Partner” shall have the meaning set forth in Section 7.8(a).

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.

“Offer” shall have the meaning set forth in Section 7.8(a).

“Offeror” shall have the meaning set forth in Section 7.8(a).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the date hereof, by and among, the Partnership, PAGP, Holdings GP, PAA GP, the MLP and the General Partner.

“Optioned Interest” shall have the meaning set forth in Section 7.8(a).

“Oxy” has the meaning set forth in Section 10.1.

“PAA GP” shall mean PAA GP LLC, a Delaware limited liability company.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership.

“PAGP Class A Shares” means the Class A shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP Class B Shares” means the Class B shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP Class C Shares” means the Class C shares representing limited partner interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” shall have the meaning set forth in the preamble hereof.

“Partnership Group Interest” shall have the meaning set forth in Section 7.1(b).

“Partnership Interest” means a Limited Partnership Interest or a General Partnership Interest, which refers to all of a Partner’s rights and interests in the Partnership in such Partner’s capacity as a Partner, all as provided in this Agreement and the Act.

“Partnership Transfer” has the meaning set forth in Section 7.1(b).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Class A Units and Class B Units.

“Permitted Transfer” shall mean:

(a)                                 with respect to a Partnership Group Interest, a Transfer by any Partner who is a natural person to (i) such Partner’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Partner and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Partner transferring such Partnership Group Interest retains exclusive power to exercise all rights under this Agreement;

(b)                                 a Transfer of a Partnership Group Interest by any Partner to the Partnership;

(c)                                  with respect to a Partnership Group Interest, a Transfer by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Group Interest or is held by such Affiliate or is otherwise transferred in another Permitted Transfer;

(d)                                 with respect to Class B Units, a Transfer permitted under the applicable Class B Restricted Unit Agreement and any Transfer of Vested Units in accordance with applicable securities laws;

(e)                                  with respect to a Partnership Group Interest, (i) a Transfer by either of EMG or Kayne Anderson to one of its members or partners, as applicable or (ii) a Transfer by a Partner that has been approved by the Board and is being made in order to facilitate a bona fide charitable contribution or estate planning transaction; provided, in each case that such transferee agrees as a condition to such Transfer to effect, and actually effects, a substantially concurrent Exchange of such Partnership Group Interest;

(f)                                   a Transfer by PAGP of Class A Units to an Affiliate of PAGP;

(g)                                  a Transfer by PAA Management, L.P. of Partnership Group Interests to its partners or a Transfer by PAA Management, LLC of Partnership Group Interests to its members, in each case, pursuant to a voluntary dissolution and winding up process; and

(h)                                 a Transfer in accordance with the provisions of Section 7.8, Section 7.9, Section 7.10 or Section 7.11;

provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Partnership Group Interest or Class B Units so Transferred complies with Section 7.1(b).  Except in the case of a Permitted Transfer pursuant to clause (a) and (b) above, and subject to compliance with Section 7.3, a Permitted Transferee of the Partnership Group Interest or Class B Units subject to a Permitted Transfer shall become a substitute Limited Partner as described in Section 7.4.  No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Partnership, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Partnership.

“Permitted Transferee” means any Person who shall have acquired a Partnership Group Interest or Class B Units pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

(a)                                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;

(f)                                   To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                  Profits and Losses shall not include any items specially allocated pursuant to Section 5.2.

“Property” means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.

“Pubco Offer” has the meaning set forth in Section 7.9(h).

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Record Date” means the date established by Holdings GP for determining the identity of holders of PAGP Class A Shares entitled to receive any cash distribution made in accordance with the PAGP LP Agreement.

“Redeeming Partner” has the meaning set forth in Section 7.11(b).

“Redemption” has the meaning set forth in Section 7.11(a).

“Redemption Date” has the meaning set forth in Section 7.11(c).

“Redemption Notice” has the meaning set forth in Section 7.11(b).

“Registration Rights Agreement” means an agreement, substantially in the form of Exhibit A hereto, between the MLP and the other parties thereto, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed by PAGP with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, to register the offering and sale of the Class A Shares in the Initial Offering.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 5.2(f).

“Representative” has the meaning set forth in Section 9.6.

“Revocation Notice” has the meaning set forth in Section 7.9(g).

“Selling Partner” shall have the meaning set forth in Section 7.8(a).

“Seventh A&R Limited Partnership Agreement” has the meaning set forth in the recitals hereto.

“Simplification Agreement” means the Simplification Agreement, by and among the Partnership, the General Partner, PAGP, Holdings GP, PAA GP and the MLP, dated as of July 11, 2016.

“Subsequent Grant Date” means any date on which any Class B Units are granted following the date of the initial grant of Class B Units (as set forth in the books and records of the Partnership).

“Subsequent Grant Date Partnership Capital” means, with respect to any Subsequent Grant Date, an amount equal to the aggregate Capital Account balances as of such date of the Class A Partners and the Class B Partners, which amount shall be determined by the General Partner in good faith and reflected on a schedule maintained by the General Partner.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, with respect to the Partnership, each of PAA GP and the MLP, and each of their respective Subsidiaries, shall be a Subsidiary of the Partnership.

“Taxable Year” shall mean the calendar year.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, mortgage, hypothecate, bequeath, devise or otherwise dispose of or subject to any Encumbrance, voluntarily or involuntarily, by operation of law or otherwise.  When referring to Partnership Group Interests or Class B Units, “Transfer” shall mean the Transfer of such Partnership Group Interests or Class B Units whether of record, beneficially, by participation or otherwise.

“Transfer Agent” has the meaning set forth in Section 7.9(b).

“Vested Unit” means a Class B Unit that constitutes a “Vested Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

ARTICLE II
ORGANIZATION

2.1                               Formation of Limited Partnership

The General Partner has previously formed the Partnership as a limited partnership pursuant to the provisions of the Act and the parties hereto hereby agree to amend and restate the Seventh A&R Limited Partnership Agreement in its entirety.  The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes.  No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2                               Name of Partnership

The name of the Partnership is Plains AAP, L.P. or such other name as the General Partner may hereafter adopt from time to time.  The General Partner shall execute and file in the proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.

2.3                               Principal Office; Registered Office

The principal office address of the Partnership is located at 333 Clay Street, Suite 1600, Houston, Texas  77002, or such other place as the General Partner designates from time to time.  The registered office address and the name of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.

2.4                               Term of Partnership

The term of the Partnership commenced on May 21, 2001 and shall continue until dissolved pursuant to Section 8.1 hereof.  The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.

2.5                               Purpose of Partnership

The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is (a) acting as the sole member of the limited liability company that acts as the general partner of the MLP pursuant to the MLP Agreement, (b) holding partnership interests in the MLP, (c) engaging directly or indirectly in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and (d) engaging in any and all activities necessary or incidental to the foregoing.

2.6                               Actions by Partnership

The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.

2.7                               Reliance by Third Parties

Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

ARTICLE III
CAPITAL

3.1                               Capital Contributions

As of the date hereof, there are 241,298,555 Class A Units outstanding and 4,463,300 Class B Units outstanding.  Schedule I sets forth the ownership of outstanding Class A Units and Class B Units, and may be amended from time to time by the Partnership to reflect the issuance of additional Class A Units or Class B Units.

3.2                               Additional Capital Contributions

(a)                                 No Partner shall be required to make any additional Capital Contribution.

(b)                                 Subject to the restrictions contained in Section 3.5 of the Class B Restricted Unit Agreement, the Partnership may issue additional Partnership Interests to any Person with the approval of the General Partner.  The names, addresses and Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

3.3                               Loans

(a)                                 No Partner shall be obligated to loan funds to the Partnership.  Loans by a Partner to the Partnership shall not be considered Capital Contributions.  The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.

(b)                                 A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership.  If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.

3.4                               Maintenance of Capital Accounts

(a)                                 The Partnership shall maintain for each Partner a separate Capital Account with respect to the Limited Partnership Interest owned by such Partner in accordance with the following provisions:

(i)                                     To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s share of Profits and items of income and gain allocated to such Partner pursuant to Section 5.2, and (C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2);

(ii)                                  To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Partner’s share of Losses and items of loss and deduction allocated to such Partner pursuant to Section 5.2, and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

(iii)                               In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and

(iv)                              In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(b)                                 The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation.  The General Partner in its discretion, and to the extent otherwise consistent with the terms of this Agreement, shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

3.5                               Capital Withdrawal Rights, Interest and Priority

Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner’s Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner’s Capital Contribution at any time.

3.6                               Class B Partners Profits Interests

The Class B Units have been, and may in the future be, issued for zero consideration in order to provide additional incentives for the Class B Partners to build value for the Partnership and achieve its business goals. Each Class B Unit represents an interest in the Partnership of the nature commonly referred to as a “profits interest” (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), and represents an interest in future Partnership profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in the Partnership asset values as set forth in this Agreement, but which does not represent an interest in Initial Grant Date Partnership Capital or Subsequent Grant Date Partnership Capital (as applicable) as determined on the date such Class B Unit is or was issued.

3.7                               General Partner Interest

The General Partner Interest is a non-economic interest and does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

3.8                               Splits

Any distribution, subdivision or combination of the Class A Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Units pursuant to this Agreement, the General Partner Units pursuant to the Holdings GP LLC Agreement, and the PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the PAGP LP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made the Holdings GP LLC Agreement and the PAGP LP Agreement.

ARTICLE IV
DISTRIBUTIONS

4.1                               Distributions of Available Cash

An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners, pro rata based on the number of Class A Units, Earned Units and/or Vested Units held, within forty-five days after the end of such quarter, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

4.2                               Persons Entitled to Distributions

Except as provided below, all distributions of Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the Record Date with respect to such quarter.  For the avoidance of doubt, no distribution shall be paid with respect to any outstanding Class B Unit that is not either an Earned Unit or a Vested Unit.

4.3                               Limitations on Distributions

(a)                                 Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to Article IV, Article VII or Article VIII.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE V
ALLOCATIONS

5.1                               Profits and Losses

Following the application of Section 5.2 and subject to Section 8.3, Profits and Losses for each Taxable Year shall be allocated among the Partners, pro rata based on the number of Class A Units and Vested Units held, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

5.2                               Regulatory and Special Allocations

(a)                                 Gross Income Allocations.

(i)                                     In the event any Partner has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.2(a) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.

(ii)                                  Holders of Class B Units that are Earned Units, but not Vested Units shall be specially allocated items of Partnership income and gain in the amount equal to any distributions made with respect to such Earned Units.

(b)                                 Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to this Section 5.2(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.

(c)                                  Limitations on Allocations of Losses.  Notwithstanding any provision hereof to the contrary, no Losses or other items of loss or expense shall be allocated to any Partner to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit with respect to such Partner.  All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(c) shall be allocated to the other Partners not having an Adjusted Capital Account Deficit pro rata based on the number of Class A Units, Earned Units and/or Vested Units held to the extent not otherwise limited by the preceding sentence.

(d)                                 Revaluation Income and Gain.  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value during any Tax Year beginning on or after January 1, 2016, any resulting items of income and gain shall be specially allocated:

(i)                                     first, to holders of Converted Class A Units in accordance with their relative Converted Class A Target Deficit Amounts until the Capital Account associated with such Converted Class A Units equals the Class A Per Unit Capital Account; and

(ii)                                  second, to the holders of Vested Units in accordance with their relative Class B Target Deficit Amounts until the Class B Per Unit Capital Account attributable to each Vested Unit equals the Class B Per Unit Target Capital.

(e)                                  Allocations in Respect of Future Issuances of Class A Units to PAGP.  Following the issuance of additional Class A Units to PAGP in exchange for a contribution of cash or property to the Partnership and a subsequent contribution of such cash or property to the MLP in exchange for MLP Common Units, the General Partner may allocate items of income, gain, loss or deduction in a manner that it reasonably determines takes into account the difference, if any, between (i) the amount of such cash, or the fair market value of such property, and (ii) the product of the number of MLP Common Units issued by the MLP in exchange for such contribution and the fair market value of a MLP Common Unit at the time of the contribution based on the current trading price of MLP Common Units on any National Securities Exchange on which Units are then listed (or such other MLP Common Unit value reasonably determined by the General Partner).

(f)                                   Curative Allocations.  The allocations set forth in Sections 5.2(a)(i), (b) and (c) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(f).  Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2(a)(ii) and 5.2(d) without regard to the Regulatory Allocations.

5.3                               Tax Allocations: Code Section 704(c)

(a)                                 Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.

(b)                                 In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)                                 Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)).  Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.4                               Change in Partnership Interest

In the event that the Partners’ interests in the Partnership change during a Taxable Year, allocations shall be made taking into account the Partners’ varying interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the General Partner in a manner consistent with the allocation conventions used by the MLP.  Accordingly, income, gain loss and deduction allocated to the Partnership by the MLP with respect to each month shall be allocated to the Partners based on their interests in the Partnership on the first day of such month.  The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

5.5                               Withholding

Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution.  To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.5 shall be made at the maximum applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

ARTICLE VI
MANAGEMENT

6.1                               Duties and Powers of the General Partner

(a)                                 The business and affairs of the Partnership shall be managed by the General Partner.  Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.  Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

(b)                                 Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner’s powers under this Section 6.1.  Without limiting the foregoing, each Limited Partner hereby irrevocably appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners.  The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.

(c)                                  The General Partner is the “tax matters partner” (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and analogous provisions of state law.  In its capacity as “partnership representative,” the General Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.  The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.  The General Partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws.

6.2                               Limitation of Liability

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or the Limited Partners or any other Persons who have acquired interests in Partnership Interests for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Partnership unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  Except as required by the Act, the Partnership’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Partnership solely by reason of being an Indemnitee. No Partner shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Partner.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Partnership, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Partner or by or on behalf of such Partner or any other Partner or the Partnership challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.3                               Indemnification

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Partnership shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Partnership and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.3(a) shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.3.

(c)                                  The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.  The Partnership shall not be required to indemnify any Partner in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Partner against any other Partner.

(d)                                 The Partnership may purchase and maintain directors and officers insurance or similar coverage for the directors or officers of the General Partner in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Partnership, and the Partners shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.3.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 6.3(c), the provisions of this Section 6.3 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership or any Affiliate of the Partnership, nor the obligations of the Partnership or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.4                               Rights of Limited Partners

The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under Section 3.1 or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law.  The Limited Partners in their capacities as such shall take no part in the management, control or operation of the Partnership’s business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.

6.5                               Class B Partners

Except as expressly provided in this Agreement, the Class B Partners, in their capacities as such, shall have no voting rights or rights to participate in the management of the Partnership.

ARTICLE VII
TRANSFERS OF PARTNERSHIP INTERESTS

7.1                               Transfer of Limited Partnership Interests

(a)                                 No Limited Partner may Transfer all or any part of such Partner’s Partnership Interest or Partnership Group Interest to any Person except:

(i)                                     to a Permitted Transferee pursuant to Section 7.2;

(ii)                                  pursuant to the terms of Section 7.8;

(iii)                               pursuant to the terms of Section 7.9;

(iv)                              pursuant to the terms of Section 7.10; or

(v)                                 pursuant to the terms of Section 7.11;

provided, however, any such Transfer under (i)-(v) above shall comply with the terms of Section 7.1(b).  Any purported Transfer of all or any portion of a Partnership Interest or Partnership Group Interest in violation of the terms of this Agreement shall be null and void and of no force and effect.  Except upon a Transfer of all of a Limited Partner’s Partnership Interest in accordance with this Section 7.1, no Limited Partner shall have the right to withdraw as a Partner of the Partnership.

(b)                                 As a condition to a Transfer by a Class A Partner (other than PAGP or the General Partner) of any Class A Units to a transferee as permitted under Section 7.1(a)(i) or (ii) (a “Partnership Transfer”), such Class A Partner shall simultaneously Transfer to such transferee the same number of PAGP Class B Shares and the same number of Holdings GP Units (each group of one Class A Unit, one PAGP Class B Share and one Holdings GP Unit collectively being referred to herein as a “Partnership Group Interest”).  For the avoidance of doubt, it is intended that the Class A Units (other than those held by PAGP or the General

Partner) may only be Transferred together with the same number of PAGP Class B Shares and the same number of Holdings GP Units (subject to the last sentence of this Section 7.1(b)), and that if for any reason the Transfer of such PAGP Class B Shares and Holdings GP Units does not occur simultaneously with the Partnership Transfer, then the Partnership Transfer shall be null and void and of no force and effect.  Notwithstanding any other provision of this Agreement, (x) Converted Class A Units may be Transferred without a simultaneous Transfer of Holdings GP Units and (y) Class A Units shall be Transferred to the Partnership pursuant to Section 7.11 only with the simultaneous cancellation of the corresponding PAGP Class B Shares and Transfer by such Member to PAGP of the corresponding Holdings GP Units.

(c)                                  Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Partnership Group Interests or Class B Units to any voluntary Encumbrance.

7.2                               Permitted Transferees

(a)                                 Notwithstanding the provisions of Section 7.8, each Limited Partner shall, subject to Section 7.1(b) and Section 7.1(c), have the right to Transfer (but not to substitute the transferee as a substitute Partner in such Partner’s place, except in accordance with Section 7.3), by a written instrument, all or any part of a Limited Partner’s Partnership Group Interest or Class B Units to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of “Permitted Transfer” and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.8.  Pursuant to Section 7.8, such transferring Limited Partner or such transferring Limited Partner’s legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer”, and such transferring Limited Partner shall otherwise comply with the terms of Section 7.8 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 7.8 shall be the Agreed Value of the Partnership Group Interests subject to the Transfer as of the close of business on the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer” (such date, the “Non-Qualifying Date”).  In the event the Non-Qualifying Date is not a Business Day, the Non-Qualifying Date shall be deemed to have occurred on the first Business Day following such original Non-Qualifying Date. If such transferring Limited Partner fails to comply with all the terms of Section 7.8, such Transfer shall be null and void and of no force and effect.  No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership with respect to any period on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests with respect to any period on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who attempted to transfer such Partnership Group Interests or otherwise to the rightful owner thereof as reasonably determined by the General Partner.

(b)                                 Unless and until admitted as a substitute Limited Partner pursuant to Section 7.3, a transferee of a Limited Partner’s Partnership Group Interests or Class B Units, in whole or in part, shall be an assignee with respect to the Transferred Partnership Interest comprising the Transferred part of such Partnership Group Interests or Class B Units and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership’s business, or the right to inspect the Partnership’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Partnership Interests Transferred to such transferee, the share of distributions and profits to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest.  Subject to the provisions of Section 6.1(b), the transferor shall have the right to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

7.3                               Substitute Limited Partners

No transferee of all or part of a Limited Partner’s Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:

(a)                                 such Transfer is in compliance with the terms of Section 7.1;

(b)                                 the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(c)                                  the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.  Notwithstanding the foregoing, the admission of the General Partner as a Limited Partner in connection with the transactions contemplated by the Simplification Agreement is hereby confirmed.

7.4                               Effect of Admission as a Substitute Limited Partner

A transferee who has become a substitute Limited Partner has, to the extent of the Transferred Partnership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Partner under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Limited Partner, the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.  In connection with any Exchange or exercise of the Call Right with respect to Class A Units pursuant to Section 7.9, PAGP shall upon completion of such transaction automatically be admitted as a substitute Limited Partner with respect to the Class A Units that are the subject of such transaction.

7.5                               Consent

Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer, the transferee may be admitted as a Partner without any further action by a Partner hereunder.

7.6                               No Dissolution

If a Limited Partner Transfers all of its Partnership Interest pursuant to this Article VII and the transferee of such Partnership Interest is admitted as a Limited Partner pursuant to Section 7.3, such Person shall be admitted to the Partnership as a Partner effective on the effective date of the Transfer and the Partnership shall not dissolve pursuant to Section 8.1.

7.7                               Additional Limited Partners

Subject to Section 3.2, any Person acceptable to the General Partner may become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3(b) and (c).

7.8                               Right of First Refusal

The Class A Partners shall have the following right of first refusal:

(a)                                 If at any time any of the Class A Partners (a “Selling Partner”) has received and wishes to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for all or part of such Selling Partner’s Partnership Group Interests, such Selling Partner shall give Notice thereof (the “First Refusal Notice”) to each of the other Partners, other than any Non-Purchasing Partners and any Class B Partners, and the Partnership.  The First Refusal Notice shall state the number of Partnership Group Interests that the Selling Partner wishes to sell (the “Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.

Each Class A Partner (and, in the case of PAGP, PAGP or its designee) other than the Selling Partner and any Non-Purchasing Partner (each, a “Non-Selling Partner”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Partner and the Partnership within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner’s pro rata share (based on the number of Class A Units held by such Non-Selling Partner and the aggregate number of Class A Units held by all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest.  In the event that (i) PAGP exercises its right to designate its right of first refusal to a designee and (ii) the price indicated in the Offer is less than the Agreed Value (determined pursuant to clause (i) of such definition) of the Partnership Group Interest as of the date of the Offer, then in connection with such designee’s delivery of any Acceptance Notice hereunder, PAGP’s designee must agree with respect to the portion of the Partnership Group Interest that it is entitled to purchase pursuant to this Section 7.8 (excluding any such portion related to any oversubscription by such designee pursuant to this Section 7.8), to pay such Agreed Value (determined pursuant to clause (i) of such definition) of such Partnership Group Interest as of the date of the Offer.  For the avoidance of doubt, any other Class A Partner (including PAGP) exercising its right of first refusal pursuant to this Section 7.8 shall not be required to pay a higher price than the price included in the Offer.  If a Non-Selling Partner does not submit an Acceptance Notice within the 20-day period set forth in this Section 7.8(b), such Non-Selling Partner shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.

(b)                                 If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20-day period set forth in Section 7.8(b), then any Acceptance Notice shall be void and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the 30-day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice.  If no such sale is completed in such 30-day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.

(c)                                  If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 30-day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice.  If such Non-Selling Partner does not consummate the Purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection and (y) such Non-Selling Partner shall be deemed a “Non-Purchasing Partner” for the duration of this Agreement.

(d)                                 Notwithstanding anything in this Agreement to the contrary, no Class B Partner in its capacity as such shall have any right or obligation to Transfer any Class B Units or any right to purchase any Class A Units pursuant to this Section 7.8.

(e)                                  For the avoidance of doubt, the right of first refusal shall not apply to a Transfer in connection with an Exchange, Redemption or exercise of the Call Right pursuant to Section 7.9 or Section 7.11.

7.9                               Exchange of Class A Units

(a)                                 (i) Subject to adjustment as provided in Section 7.9(d) and subject to PAGP’s rights described in Section 7.9(g), each of the Class A Partners other than PAGP or the General Partner shall be entitled to exchange with the Partnership, at any time and from time to time, any or all of such Partner’s Class A Units (together with the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) for an equivalent number of PAGP Class A Shares (an “Exchange”) or, at the

Partnership’s election made in accordance with Section 7.9(a)(ii), cash equal to the Cash Election Amount calculated with respect to such Exchange.  To the extent the consideration for an Exchange is provided by PAGP, such Exchange shall be treated for U.S. federal income tax purposes as a sale of the Exchanging Partner’s Class A Units (together with the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) to PAGP in exchange for PAGP Class A Shares or cash, as applicable. For the avoidance of doubt, any Partner owning Converted Class A Units pursuant to Section 7.10 shall be entitled to make an Exchange with respect to such Converted Class A Units without surrendering Holdings GP Units to the Partnership.

(ii) Upon receipt of an Exchange Notice, the Partnership shall be entitled to elect (a “Cash Election”) to settle the Exchange by the delivery to the Exchanging Partner, in lieu of the applicable number of PAGP Class A Shares that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange. In order to make a Cash Election with respect to an Exchange, the Partnership must provide written notice of such election to the Exchanging Partner prior to 1:00 pm, Houston time, on the Business Day after the date on which the Exchange Notice shall have been received by the Partnership. If the Partnership fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange.

(b)                                 In order to exercise the exchange right under Section 7.9(a), the exchanging Class A Partner (the “Exchanging Partner”) shall provide written notice (the “Exchange Notice”) to the Partnership and PAGP, stating that the Exchanging Partner elects to exchange with the Partnership a stated (and equal) number of Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units represented, if applicable, by a certificate or certificates, to the extent specified in such notice, and if the PAGP Class A Shares to be received are to be issued other than in the name of the Exchanging Partner, specifying the name(s) of the Person(s) in whose name or on whose order the PAGP Class A Shares are to be issued, and shall present and surrender the certificate or certificates representing such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units (in each case, if certificated) during normal business hours at the principal executive offices of the Partnership, or if any agent for the registration or transfer of PAGP Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such PAGP Class A Shares.

(c)                                  If required by PAGP, any certificate for Class A Units, PAGP Class B Shares and the Holdings GP Units (in each case, if certificated) surrendered for exchange with the Partnership shall be accompanied by instruments of transfer, in form reasonably satisfactory to PAGP and the Transfer Agent, duly executed by the Exchanging Partner or the Exchanging Partner’s duly authorized representative. If the Partnership has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Partnership of the certificate or certificates, if any, representing such Class A Units, PAGP Class B Shares and Holdings GP Units (but in any event by the Exchange Date, as defined below), PAGP shall issue and contribute to the Partnership, and the Partnership shall deliver to the Exchanging Partner, or on the Exchanging Partner’s written order, a certificate or certificates, if applicable, for the number of PAGP Class A Shares issuable upon the Exchange, and the Partnership shall deliver such Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP in exchange for no additional consideration.  If the Partnership has made a valid Cash

Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than 90 days after receipt of the Exchange Notice), upon surrender to the Partnership of the certificate or certificates, if any, representing such Class A Units, PAGP Class B Shares and Holdings GP Units, the Partnership shall deliver to the Exchanging Partner as directed by the Exchanging Partner by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Partnership shall deliver such Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP.  Each Exchange shall be deemed to have been effected on (i) (x) the Business Day after the date on which the Exchange Notice shall have been received by the Partnership, PAGP or the Transfer Agent, as applicable (subject to receipt by the Partnership, PAGP or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Partnership has not made a valid Cash Election with respect to such Exchange or (y) if the Partnership has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Partnership has available funds to pay the Cash Election Amount (but in no event more than 90 days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”).  If the Partnership has not made a valid Cash Election, and the Person or Persons in whose name or names any certificate or certificates for PAGP Class A Shares (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.  Notwithstanding anything herein to the contrary, unless the Partnership has made a valid Cash Election, any Exchanging Partner may withdraw or amend an Exchange request, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Partnership, PAGP or the Transfer Agent, specifying (1) the certificate numbers of the withdrawn Class A Units, PAGP Class B Shares and Holdings GP Units, (2) if any, the number of Class A Units, PAGP Class B Shares and Holdings GP Units as to which the Exchange Notice remains in effect and (3) if the Exchanging Partner so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the PAGP Class A Shares into which the Class A Units, PAGP Class B Shares and Holdings GP Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the PAGP Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Exchange with respect to which the Partnership has made a valid Cash Election.

(d)                                 If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the PAGP Class A Shares are converted or changed into another security, securities or other property, or (ii) PAGP shall, by dividend or otherwise, distribute to all holders of the PAGP Class A Shares evidences of its indebtedness or assets, including securities (including PAGP Class A Shares and any rights, options or warrants to all holders of the PAGP Class A Shares to subscribe for or to purchase or to otherwise acquire PAGP Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for PAGP

Class A Shares) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by PAGP from AAP in respect of the Class A Units, then upon any subsequent Exchange, in addition to the PAGP Class A Shares or the Cash Election Amount, as applicable, each Class A Partner shall be entitled to receive the amount of such security, securities or other property that such Class A Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.  For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the PAGP Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 7.9 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.  This Agreement shall apply to the Class A Units held by the Class A Partners and their Permitted Transferees as of the date hereof, as well as any Class A Units hereafter acquired by a Class A Partner and his or her or its Permitted Transferees.

(e)                                  PAGP shall at all times keep available, solely for the purpose of issuance upon an Exchange, such number of PAGP Class A Shares that shall be issuable upon the Exchange of all such outstanding Class A Units (which, for purposes of this Section 7.9(e), shall include the Class A Units into which the outstanding Class B Units may be exchanged in accordance with Section 7.10 hereof).  PAGP covenants that all PAGP Class A Shares that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).  In addition, for so long as the PAGP Class A Shares are listed on a National Securities Exchange, PAGP shall use its reasonable best efforts to cause all PAGP Class A Shares issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(f)                                   The issuance of PAGP Class A Shares upon an Exchange shall be made without charge to the Exchanging Partner for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Partner, then the Person or Persons in whose name the shares are to be issued shall pay to PAGP the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PAGP that such tax has been paid or is not payable.

(g)                                  (i)                                     Notwithstanding anything to the contrary in this Section 7.9, but subject to Section 7.9(h), an Exchanging Partner shall be deemed to have offered to sell its Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units as described in the Exchange Notice to PAGP, and PAGP may, in its sole discretion, by means of delivery of Call Election Notices and/or Revocation Notices in accordance with, and subject to the terms of, this Section 7.9(g), elect to purchase directly and acquire such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units on the Exchange Date by paying to the Exchanging Partner (or, on the Exchanging Partner’s written order, its designee) that number of PAGP Class A Shares the Exchanging Partner (or its designee) would otherwise receive pursuant to Section 7.9(a) (the “Call Right”), whereupon PAGP shall acquire the Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units.  In the event PAGP shall exercise the Call Right, each of the Exchanging Partner, the Partnership and PAGP, as the case may be, shall treat the transaction between Holdings and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP.

(ii)                                  PAGP may at any time in its sole discretion deliver written notice (a “Call Election Notice”) to each other Class A Partner setting forth its election to exercise its Call Right as contemplated by Section 7.9(g) with respect to future Exchanges (without needing to provide further notice of its intention to exercise its Call Right). Subject to the remainder of this Section 7.9(g)(ii), a Call Election Notice will be effective until such time as PAGP amends such Call Election Notice with a superseding Call Election Notice or revokes such Call Election Notice by delivery of a written notice of revocation delivered to each other Class A Partner or, with respect to a particular Exchange, the Partnership exercises its Cash Election (a “Revocation Notice”).  A Call Election Notice may be amended or revoked by PAGP at any time; provided that any Exchange Notice delivered by a Class A Partner will not, without such Class A Partner’s written consent, be affected by the subsequent delivery of a Revocation Notice or by an Exchange Notice that is not effective until after the Exchange Date. Following delivery of a Revocation Notice, PAGP may deliver a new Call Election Notice pursuant to this Section 7.9(g).  Any amendment of a Call Election Notice will not be effective until the Business Day after its delivery to each Class A Partner (other than PAGP or the General Partner).  Each Call Election Notice shall specify the date from which it shall be effective (which shall be no earlier than the Business Day after delivery).

(h)                                 In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to PAGP Class A Shares (a “Pubco Offer”) is proposed by PAGP or is proposed to PAGP or its partners and approved by the board of directors of Holdings GP or is otherwise effected or to be effected with the consent or approval of the board of directors of Holdings GP, the Class A Partners (other than PAGP or the General Partner) shall be permitted to participate in such Pubco Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 7.9(c).  In the case of a Pubco Offer proposed by PAGP, PAGP will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Class A Partners to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of PAGP Class A Shares without discrimination; provided that, without limiting the generality of this sentence, PAGP will use its reasonable best efforts expeditiously and in good faith to ensure that such Class A Partners may participate in each such Pubco Offer without being required to exchange Class A Units, PAGP Class B Shares and Holdings GP Units (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such Pubco Offer and only to the extent necessary to tender or deposit to the Pubco Offer in accordance with the last sentence of Section 7.9(c), or, as applicable, to the extent necessary to exchange the number of Class A Units, PAGP Class B Shares and Holdings GP Units being repurchased).  For the avoidance of doubt, in no event shall the Class A Partners (other than PAGP or the General Partner) be entitled to receive in such Pubco Offer aggregate consideration for each Class A Unit and corresponding PAGP Class B Share and Holdings GP Unit that is greater than the consideration payable in respect of each PAGP Class A Share in connection with a Pubco Offer.

(i)                                     No Exchange shall impair the right of the Exchanging Partner to receive any distributions payable on the Class A Units so exchanged in respect of a Record Date that occurs prior to the Exchange Date for such Exchange.  For the avoidance of doubt, no Exchanging Partner, or a Person designated by an Exchanging Partner to receive PAGP Class A Shares, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Class A Units exchanged by such Exchanging Partner and on PAGP Class A Shares received by such Exchanging Partner, or other Person so designated, if applicable, in such Exchange.

7.10                        Conversion of Class B Units

(a)                                 Subject to and in accordance with the applicable Class B Restricted Unit Agreement, if at any time after December 31, 2015, the PAGP Class A Shares are publicly traded, each of the Class B Partners shall be entitled to exchange (a “Conversion”) any or all of such Class B Partner’s Vested Units for a number of Class A Units (the “Converted Class A Units”) equal to the product of the number of Vested Units being exchanged multiplied by the Conversion Factor.

(b)                                 In order to effect a Conversion, the exchanging Class B Partner (the “Converting Partner”) shall deliver written notice (the “Conversion Notice”) to the Partnership and PAGP stating that the Converting Partner elects to exchange a stated number of Class B Units as specified in such notice.

(c)                                  As promptly as practicable after the receipt of the Conversion Notice, PAGP shall issue and contribute to the Partnership a number of PAGP Class B Shares in the same amount as the Converted Class A Units, and the Partnership shall deliver such PAGP Class B Shares to the Converting Partner, and the Partnership shall issue and deliver to the Converting Partner the Converted Class A Units.  Each Conversion shall be deemed to have been effected on the Business Day after the date on which the Conversion Notice shall have been received by the Partnership and PAGP (the “Conversion Date”), and the applicable Converting Partner shall be deemed to have become, on the Conversion Date, the holder or holders of record of the Converted Class A Units together with an equivalent number of PAGP Class B Shares.  All Converted Class A Units shall, upon issuance thereof, be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act and as provided in Section 3.1.

(d)                                 Upon receipt of the Converted Class A Units, the Converting Partner shall become a Class A Partner in accordance with Section 7.3, and shall have all rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Class A Partner under, the Certificate, this Agreement and the Act.

(e)                                  No Conversion shall impair the right of the Converting Partner to receive any distributions payable on the Class B Units so converted in respect of a record date that occurs prior to the Conversion Date for such Conversion. For the avoidance of doubt, no Converting Partner shall be entitled to receive, in respect of the same fiscal quarter, distributions both on Class B Units converted by such Converting Partner and on the Converted Class A Units received in such Conversion.

7.11                        Redemption of Class A Units

(a)                                 Subject to Section 7.11(g), each of the Class A Partners other than PAGP or the General Partner shall be entitled, at any time and from time to time, to cause the Partnership to (i) redeem all or any portion of such Partner’s Class A Units and (ii) in consideration therefor distribute to such Class A Partner one MLP Common Unit for each Class A Unit being redeemed (such transactions, a “Redemption” and such MLP Common Units, the “Consideration Units”).  In connection with any such Redemption, the Redeeming Partner shall also transfer to PAGP an equivalent number of PAGP Class B Shares and Holdings GP Units (unless such Redeeming Partner is a former Class B Partner who did not receive any Holdings GP Units upon the conversion of the applicable Class B Units).  Notwithstanding the foregoing, the right of a holder of Converted Class A Units to redeem such Converted Class A Units shall be limited to the extent necessary to prevent the Redemption of such Converted Class A Units from causing (or increasing) an Adjusted Capital Account Deficit for such holder (after taking into account any allocations pursuant to Section 5.2(d)) associated with such Redemption.

(b)                                 In order to exercise the redemption right under Section 7.11(a), the redeeming Class A Partner (the “Redeeming Partner”) shall provide written notice (the “Redemption Notice”) to the Partnership stating that the Redeeming Partner elects to cause the Partnership to redeem a stated number of Class A Units, represented, if applicable, by a certificate or certificates, to the extent specified in such notice.  In connection with the delivery of such notice, the Redeeming Partner shall deliver an instrument of transfer (i) to the Partnership conveying to the Partnership the applicable Class A Units and (ii) to PAGP conveying to PAGP the associated PAGP Class B Shares and Holdings GP Units, as applicable, and present and surrender the certificate or certificates representing such Class A Units, if applicable, during normal business hours at the principal executive offices of the Partnership or PAGP, as applicable.  The instrument of transfer delivered by the Redeeming Partner pursuant to the foregoing sentence shall be in a form reasonably satisfactory to the Partnership and duly executed by the Redeeming Partner or the Redeeming Partner’s duly authorized representative.

(c)                                  As promptly as practicable after the receipt of (i) the Redemption Notice, (ii) the instrument of transfer described in Section 7.11(b) and (iii) the certificate or certificates, if any, representing such Class A Units (but in any event by the Redemption Date, as defined below), the Partnership shall transfer and deliver the Consideration Units to the Redeeming Partner, which transfer shall be made pursuant to an instrument of transfer in a form reasonably acceptable to the Partnership and the Redeeming Member.  Each Redemption shall be deemed to have been effected upon the Business Day following receipt by the Partnership of the required instruments of transfer or other documents required pursuant to Section 7.11(b) or this Section 7.11(c) (such effective date, the “Redemption Date”).  On the Redemption Date, the Redeeming Partner shall be deemed to have become the holder of record of the Consideration Units, and the Class A Units redeemed in connection with the Redemption shall be automatically cancelled by the Partnership, without further action of any Person.

(d)                                 The Partnership shall at all times keep available, solely for the purpose of distribution upon a Redemption, such number of MLP Common Units that shall be distributable upon the Redemption of all such outstanding Class A Units (which, for purposes of this Section 7.11(d), shall include the Class A Units into which the outstanding Vested Units or Earned Units may be converted in accordance with Section 7.10 hereof).

(e)                                  The distribution of MLP Common Units upon a Redemption shall be made without charge to the Redeeming Partner for any stamp or other similar tax in respect of such distribution.

(f)                                   No Redemption shall impair the right of the Redeeming Partner to receive any distributions payable on the Class A Units so redeemed in respect of a Record Date that occurs prior to the Redemption Date for such Redemption.  For the avoidance of doubt, no Redeeming Partner shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Class A Units redeemed by such Redeeming Partner and on MLP Common Units received by such Redeeming Partner in such Redemption.

(g)                                  Until the first anniversary of the date hereof (the “Lock-Up Period”), (i) neither Gregory L. Armstrong nor Harry N. Pefanis may exercise any Redemption rights with respect to any Class A Units owned by such individuals, (ii) PAA Management, L.P. may not exercise its Redemption right with respect to any Class A Units attributable to the interests of Messrs. Armstrong and Pefanis in such entity and (iii) no other Class A Partner (including PAA Management, L.P. with respect to any Class A Units attributable to the interests of owners other than Messrs. Armstrong and Pefanis) may exercise its Redemption right if such exercise would result in the Redemption (when taken together with all previous Redemptions by such Class A Partner) of more than 78% of the Class A Units owned by such Class A Partner as of the date hereof (the “Lock-Up Threshold”); provided, however, that a Class A Partner (other than Messrs. Armstrong and Pefanis and PAA Management, L.P. with respect to any Class A Units attributable to the interests of Messrs. Armstrong and Pefanis in such entity) may redeem Class A Units pursuant to this Section 7.11 in excess of its Lock-Up Threshold if (A) one or more Class A Partners agrees in writing pursuant to documents reasonably acceptable to the Partnership in form and content to forbear from exercising its Redemption right during the Lock-Up Period with respect to an equal number of Class A Units in excess of its Lock-Up Threshold and (B) such Class A Partners promptly provide the Partnership notice of such agreement and deliver executed copies of such documents to the Partnership promptly following their execution.  The foregoing restriction will immediately terminate and be of no further force or effect upon the MLP experiencing a technical tax termination notwithstanding the foregoing restriction.  In addition, each holder of Class A Units agrees that, for so long as such holder is subject to a restriction on the exercise of its Redemption right with respect to any portion of its Class A Units pursuant to this Section 7.11(g), such holder agrees not to consummate a Transfer of all or any part of such holder’s Partnership Group Interest pursuant to Sections 7.2 or 7.8 hereof if, after giving effect thereto, such holder would own less than (x) 100% of the Class A Units owned as of the date hereof in the case of Messrs. Armstrong and Pefanis (including both their direct holdings and any indirect holdings through their respective interests in PAA Management, L.P.) or (y) 22% of such holder’s Class A Units as of the date hereof in the case of all other holders, in each case unless the applicable Transferee agrees in writing pursuant to documents reasonably acceptable to the Partnership in form and content to forbear from exercising the Redemption right with respect to the applicable Class A Units being Transferred to the extent required to comply with the provisions of this Section 7.11(g).

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

8.1                               Dissolution of Partnership

(a)                                 The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)                                     the written election of the General Partner, in its sole discretion, to dissolve the Partnership;

(ii)                                  the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Class A Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(iii)                               the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;

(iv)                              at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

(v)                                 the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b)                                 The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.

8.2                               Final Accounting

Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

8.3                               Distributions Following Dissolution and Termination

(a)                                 Liquidating Trustee.  Upon the dissolution of the Partnership, such party as is designated by the General Partner will act as liquidating trustee of the Partnership (the

“Liquidating Trustee”) and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law.  The Liquidating Trustee will use its reasonable best efforts to sell all Partnership assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Partners.  The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice.  The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties.  The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article V.  A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions so as to avoid undue loss in connection with any sale of Partnership assets.  This Agreement shall remain in full force and effect during the period of winding up.  In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions pursuant to Section 8.3(c) hereunder.

(b)                                 Accounting.  The Liquidating Trustee will then cause proper accounting to be made of the Capital Account of each Partner, including recognition of any unrealized gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution.

(c)                                  Liquidating Distributions.

(i)                                     In settling accounts after dissolution of the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and distributed to the Partners in the following order:

(A)                               to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii); and then

(B)                               (1)                                 First, an amount equal to Initial Grant Date Partnership Capital, to the Class A Partners pro rata based on the number of Class A Units held; and

(2)                                 Second, with respect to each Subsequent Grant Date (determined in order of Subsequent Grant Date), an amount equal to the difference, if any,

between the Subsequent Grant Date Partnership Capital for such Subsequent Grant Date and the Subsequent Grant Date Capital for the immediately preceding Subsequent Grant Date or, if there is no previous Subsequent Grant Date, the Initial Grant Date Partnership Capital, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units held and the number of Earned Units and/or Vested Units held (to the extent of Class B Units held prior to the Subsequent Grant Date for which such determination is being made), assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor; and

(3)                                 Third, any remaining amounts, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units, Earned Units and/or Vested Units held, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

(ii)                                  Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation.  For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.

(d)                                 Profits and Losses arising from the dissolution and termination of the Partnership shall be allocated among the Partners so that after such allocations and the other allocations under this Agreement, to the maximum extent possible, the final Capital Account balances of the Member are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions to be made under Section 8.3(c)(i).  Notwithstanding the provisions of Section 8.3(c)(i), no distributions shall be made with respect to a Converted Class A Unit, an Earned Unit or a Vested Unit that exceeds the Capital Account attributable to such Converted Class A Unit, Earned Unit or Vested Unit.  Any amount not distributable to a Converted Class A Unit, Earned Unit or Vested Unit pursuant to the preceding sentence shall instead be distributed to the Class A Partners and Class B Partners, pro rata, based on the number of Class A Units, Earned Units and/or Vested Units held (to the extent not restricted by the preceding sentence), assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

(e)                                  No Third Party Benefit.  The provisions of this Agreement, including, without limitation, this Section 8.3, are intended solely to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership, and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.

8.4          Termination of the Partnership

The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the manner required by the Act.

8.5          No Action for Dissolution

The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1.  Accordingly, except where the General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802 of the Act, each Limited Partner hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, bad faith or willful misconduct.

ARTICLE IX
ACCOUNTING; BOOKS AND RECORDS

9.1          Fiscal Year and Accounting Method

The fiscal year and taxable year of the Partnership shall be the calendar year.  The Partnership shall use an accrual method of accounting.

9.2          Books and Records

The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:

(a)           a current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;

(b)           a copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

(c)           copies of the Partnership’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

(d)           the financial statements of the Partnership; and

(e)           the Partnership’s books and records.

9.3          Delivery to Partners; Inspection

Upon the request of any Class A Partner, for any purpose reasonably related to such Partner’s interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a) through (e) of Section 9.2 and such other information regarding the business and affairs and financial condition of the Partnership as any Class A Partner may reasonably request.

9.4          Financial Statements

The General Partner shall cause to be prepared for the Partners, at the Partnership’s expense, (a) annual financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm and (b) with respect to the first three quarters of the Partnership’s fiscal year, unaudited quarterly financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required under generally accepted accounting principles).  The financial statements so furnished shall include the same monthly and quarterly financials, statements of cash flow, any available internal budgets or forecast or other available financial reports as are provided by the Partnership, or any of its Subsidiaries, to any financial institution.  Notwithstanding the foregoing, the requirements of this Section 9.4 will be deemed satisfied by furnishing to the Partners unaudited unconsolidated financial information of the Partnership presenting the Partnership’s investment in the MLP under the equity method of accounting in accordance with past practice (except that such financial statements shall not contain notes thereto that may be required under generally accepted accounting principles); provided, that the MLP also files with the Securities and Exchange Commission (A) unaudited interim financial information with respect to the first three quarters of each fiscal year and (B) audited annual financial information with respect to each fiscal year.

9.5          Filings

At the Partnership’s expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner such information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns.  The General Partner, at the Partnership’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations.  The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

9.6          Non-Disclosure

Each Class A Partner (other than PAGP or the General Parter) agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents, representatives, or employees, in any manner whatsoever (other than to the Partnership, another Partner or any Person designated by the Partnership), in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner’s investment in the Partnership (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Partner shall be permitted to disclose such information to possible purchasers of all or a portion of the Partner’s Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement and (e) each Partner shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Partnership (without disclosing specific confidential information); provided, however, that information shall not be deemed confidential information for purposes of this Section 9.6 or Section 10.1, where such information (i) is already known to such Partner (or its Representatives), having been disclosed to such Partner (or its Representatives) by a third Person without such third Person having an obligation of confidentiality to the Partnership, (ii) is or becomes publicly known through no wrongful act of such Partner (or its Representatives), or (iii) is independently developed by such Partner (or its Representatives) without reference to any confidential information disclosed to such Partner under this Agreement.  Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.

9.7          Tax Elections

(a)           The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.

(b)           The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)           Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

ARTICLE X
NON-COMPETITION

10.1        Non-Competition

Each of the Class A Partners (other than PAGP or the General Partner) hereby acknowledges that the Partnership and the MLP operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition and business opportunities.  Each of the Limited Partners agrees that during the period that it is a Limited Partner, it shall not, directly or indirectly, use any of the confidential information it receives as a Limited Partner to (a) compete with, or (b) engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the General Partner, the Partnership, PAA GP and the MLP; provided, however, that when a Limited Partner engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative of such Limited Partner may retain a mental impression of any such confidential information.  The Partnership and each of the Limited Partners also agree and acknowledge that (i) Kayne Anderson Capital Advisors L.P. and its Affiliates (“Kayne Anderson”) and EMG Investment, LLC and its Affiliates (“EMG”) manage investments in the energy industry in the ordinary course of business (such investments referred to as “Institutional Investments”) and that Kayne Anderson and EMG may make Institutional Investments, even if such Institutional Investments are competitive with the Partnership’s and its Subsidiaries’ business; (ii) Oxy Holding Company (Pipeline), Inc. (“Oxy”) and its Affiliates engage in business that includes activities and business or strategic interests or investments that are related to, complement or compete with the businesses of the Partnership and its Subsidiaries and that Oxy and its Affiliates may engage in such activities or business; and (iii) Kayne Anderson, EMG, Oxy and their Affiliates (A) shall not be prohibited, by virtue of its status as a Partner, from pursuing or engaging in such Institutional Investments described in clause (i) above or activities or interests described in clause (ii) above, as applicable; (B) shall not be obligated, or have a duty, to inform or present to the Partnership or any of its Subsidiaries, of any opportunity, relationship or investment (and no other Partner will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 10.1 or any duty (if any), whether express or implied by law, to, the Partnership or its Affiliates or any other Partner by reason of such Partner’s (or any of its Representative’s or equity holder’s) involvement in such activities or interests; provided, that in all cases, such Institutional Investments, activities or interests are not in violation of the provisions of Section 9.6 or the second sentence of this Section 10.1.  Each of the Limited Partners confirms that the restrictions and limitations in this Section 10.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Limited Partners.

10.2        Damages

Each of the Limited Partners acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Partnership as a result of the breach by such Limited Partner of the covenants contained in this Article X and that the Partnership shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

10.3        Limitations

In the event that a court of competent jurisdiction decides that the limitations set forth in Section 10.1 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE XI
GENERAL PROVISIONS

11.1        Waiver of Default

No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights hereunder.

11.2        Amendment of Partnership Agreement

(a)           Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be amended, modified, superseded or restated except by an amendment approved by the General Partner; provided, however, that: (i) no amendment to Section 7.9 or Section 7.11 that materially adversely affects any right thereunder shall be effective with respect to any Partner without the prior written consent of such Partner; and (ii) no amendment to Section 7.8 that adversely affects the rights of, or imposes any significant additional restriction or obligation on, a Selling Partner thereunder shall be effective without the prior written consent of holders of at least two-thirds of the outstanding Class A Units (excluding any Class A Units owned by PAGP or any of its Affiliates).  Notwithstanding any other provisions of this Agreement to the contrary, no change to the one-to-one exchange ratio provided for as part of the Exchange right under Section 7.9 or to the consideration distributable in connection with a Redemption under Section 7.11, will be made prior to a date that is 30 days after all requisite approval to make such change has been obtained.  Without limiting the generality of the foregoing, and except as otherwise set forth in this Section 11.2(a), this Agreement may be amended without the consent or approval of any Limited Partner, including any Class B Partner.

(b)           In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests.  Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.

(c)           The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)           Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.

11.3        No Third Party Rights

Except as provided in Section 6.2 and Section 6.3, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.

11.4        Severability

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5        Nature of Interest in the Partnership

A Partner’s Partnership Interest shall be personal property for all purposes.

11.6        Binding Agreement

Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.7        Headings

The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.8        Word Meanings

The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.

11.9        Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.10      Entire Agreement

This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.11      Partition

The Partners agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property.  No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.

11.12      Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.

11.13      Special Notices

Without first delivering at least 30 days’ advance notice to any Existing Owners that own Class A Units at such time, the Partnership shall not: (a) permit or cause the MLP or any of its Subsidiaries to enter into any material agreement or transaction with PAGP or any of its Subsidiaries (other than any member of the MLP Group), which agreement or transaction adversely affects such Existing Owners, including without limitation any such agreement or transaction that involves the issuance to PAGP or any of its Subsidiaries of any securities of the MLP or any of its Subsidiaries, including any debt security of or any partnership or other equity interest in, the MLP or any of its Subsidiaries, or any securities convertible into or exchangeable for any such partnership or other equity interest; provided, however, that no such notice shall be required in connection with (i) any agreement or transaction between the Partnership and the MLP or any of its Subsidiaries, including the issuance to the Partnership of any securities of the MLP or any of its Subsidiaries, including any debt security of or any partnership or other equity interest in, the MLP or any of its Subsidiaries, or any securities convertible into or exchangeable for any such partnership or other equity interest or (ii) any agreements or transactions contemplated by the Registration Statement, this Agreement, the Contribution Agreement, the Administrative Agreement or the Omnibus Agreement, (b) issue any Partnership Interests to PAGP or its Subsidiaries, Affiliates or shareholders, or (c) make any election to being treated as a corporation for U.S. federal income tax purposes.

[Signature pages follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the day and year first above written.

PLAINS ALL AMERICAN GP LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE FOR EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

See attached.

A-1

Execution version

REGISTRATION RIGHTS AGREEMENT

among

PLAINS ALL AMERICAN PIPELINE, L.P.

and

THE HOLDERS AS DEFINED HEREIN

SCHEDULE A — Initial Investor Holder Name; Notice and Contact Information

SCHEDULE B — Initial Management Holder Name; Notice and Contact Information

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REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of November 15, 2016 (this “Agreement”) is entered into by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (the “Partnership”), each of the Persons set forth on Schedule A (the “Initial Investor Holders”), each of the Persons set forth on Schedule B hereto (the “Initial Management Holders”), and any Persons added to Schedules A or B by the Partnership pursuant to Section 2.10 hereof.

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by the Simplification Agreement dated as of July 11, 2016 (the date of such closing, the “Closing Date”), by and among PAA GP Holdings LLC, a Delaware limited partnership,  Plains GP Holdings, L.P., a Delaware limited partnership, Plains All American GP LLC, a Delaware limited liability company (“GP LLC”), Plains AAP, L.P., a Delaware limited partnership (“Plains AAP”), PAA GP LLC, a Delaware limited liability company (the “General Partner”), and the Partnership (the “Simplification Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holders and their permitted transferees and assignees pursuant to the Simplification Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average Common Unit Price” means, as of a particular date, the average of the closing prices on the NYSE for the Common Units during the ten trading days preceding such date.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

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“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Contingent Registrable Security” means any Common Units issued to AAP after the date hereof pursuant to Section 4.2(c)(i) of the Omnibus Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“GP Entities” means, collectively, the General Partner, GP LLC and Plains AAP.

“GP LLC” has the meaning set forth in the Recitals of this Agreement.

“Holder” means the record holder of any Registrable Securities, including the Initial Holders and any Persons added as Holders pursuant to Section 2.10.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“Initial Holders” means the Initial Investor Holders and the Initial Management Holders.

“Initial Investor Holders” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial Management Holders” has the meaning set forth in the introductory paragraph of this Agreement.

“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means the Omnibus Agreement, dated November 15, 2016, by and among the PAA GP Holdings LLC, Plains GP Holdings, L.P., GP LLC, Plains AAP, the General Partner and the Partnership.

“Other Holder” has the meaning specified in Section 2.02(a).

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“Outstanding Registrable Securities” means the Common Units issued to Plains AAP on the date hereof pursuant to the Simplification Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“Plains AAP” has the meaning set forth in the Recitals of this Agreement.

“Plains AAP LP Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of Plains AAP, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Quarter” has the meaning specified in the Partnership Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registrable Securities” means each of (i) Contingent Registrable Securities and (ii) Outstanding Registrable Securities, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

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“Simplification Agreement” has the meaning set forth in the Recitals of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.02          Registrable Securities.  Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following:  (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is transferred to the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in an unregistered transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01          Shelf Registration.

(a)           Shelf Registration of Outstanding Registrable Securities.  The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the public resale of Outstanding Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective as soon as practicable after the date hereof. The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which all Outstanding Registrable Securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement and (B) the date on which there are no longer any Registrable Securities outstanding (in each case of clause (A) or (B), the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act

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and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.

(b)           Shelf Registration of Contingent Registrable Securities.  The Partnership shall use its commercially reasonable efforts to prepare and file a Registration Statement and maintain the effectiveness of such Registration Statement to permit public resales of Contingent Registrable Securities on the same terms, and subject to the same conditions and restrictions, as set forth in Section 2.01(a) with respect to Outstanding Registrable Securities.

(c)           Delay Rights.  Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02          Piggyback Registration.

(a)           Participation.  If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.01(a)) on behalf of any other Persons who have or have been granted registration rights by the Partnership (the “Other Holders”) or (ii) a prospectus supplement relating to the sale of Common Units by any Other Holders pursuant to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any other case in which Holders may participate in such offering without the filing of a post-effective amendment of a registration statement, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering (including an Underwritten Offering undertaken pursuant to Section 2.03), then the

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Partnership shall give not less than three Business Days’ notice (including, but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $100 million of Registrable Securities, calculated on the basis of the Average Common Unit Price as of the date of the Piggyback Notice, and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering for Other Holders such number of Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $50 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities offered by the Average Common Unit Price), or (B) to such Holders if and to the extent that the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b).  Each Piggyback Notice shall be provided to the applicable Holders on a Business Day pursuant to Section 3.01.  Each such Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering for Other Holders.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering for Other Holders and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering for Other Holders, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering for Other Holders.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering for Other Holders; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing.  Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings for Other Holders pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.

(b)           Priority of Piggyback Registration.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for Other Holders advise the Partnership that the total amount of Registrable Securities that the Selling Holders and any Other Holders intend to include in such offering exceeds the number that can be sold in such offering without

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being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders and the Other Holders who have requested such Underwritten Offering or participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder or such Other Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration).

Section 2.03          Underwritten Offering.

(a)           S-3 Registration.  In the event that any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $150 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than three (3) Underwritten Offerings requested by each of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, collectively, (ii) The Energy Minerals Group and its Affiliates, collectively, or (iii) Kayne Anderson Capital Advisors and its Affiliates, collectively, for a maximum of nine total Underwritten Offerings; provided, further, that if the Partnership is conducting or actively pursuing a securities offering with anticipated offering proceeds of at least $150 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six month period. Notwithstanding anything to the foregoing, if the aggregate value of the Registrable Securities held by any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates is less than or equal to $150 million, such Selling Holder may make a single and final request (provided that such Selling Holder has not previously requested its allotment of three Underwritten Offerings) with respect to its remaining Registrable Securities and the Partnership shall, upon such single and final request, take the actions provided for in this Section 2.03(a) in order to facilitate the disposition of such Registrable Securities pursuant to an Underwritten Offering.

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(b)           General Procedures.  In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.  If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04          Further Obligations.  In connection with its obligations under this Article II, the Partnership will:

(a)           promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)           if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)           furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

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(d)           if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)           promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)           upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

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(h)           in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort” letter addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

(i)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j)            make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)           use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)            use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)          provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)           enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of GP LLC available to participate in customary marketing activities); provided, however, that the officers of GP LLC shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)           if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold,

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the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)                                 if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q)                                 if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof.  In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Public Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Public Offerings of securities by the Partnership, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of GP LLC addressed to the Holder, as has been customarily given by such officers in Underwritten Public Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.

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Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05                             Cooperation by Holders.  The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06                             Restrictions on Public Sale by Holders of Registrable Securities.  Each Selling Holder participating in an Underwritten Offering included in a Registration Statement agrees to enter into a customary letter agreement with underwriters providing that such Selling Holder, to the extent requested by the Partnership and any underwriter, will not effect any public sale or distribution of Registrable Securities during a period not to exceed forty-five (45) calendar days following the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder.

Section 2.07                             Expenses.

(a)                                 Certain Definitions.    “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts

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and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b)                                 Expenses.  The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.08                             Indemnification.

(a)                                 By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, the GP Entities, GP LLC’s

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directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c) except to the extent that the indemnifying party is materially prejudiced by such failure.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion

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as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09                             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 2.10                             Transfer or Assignment of Registration Rights.

(a)                                 The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (i) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (ii) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

(b)           The Partnership shall promptly amend or supplement Schedule A or Schedule B from time to time to reflect the (i) the valid transfer or assignment by an Initial Holder of its rights hereunder to another Person or (ii) the inclusion of any holder of an Earned Unit or Vested Unit (as those terms are defined in the Plains AAP LP Agreement), it being the intent of the parties that each such Person will become a party to this Agreement as a Holder, subject to the execution and delivery of a customary acknowledgment and agreement prepared by the Partnership pursuant to which such Person agrees to be bound by the terms and conditions of this Agreement.  Further, upon any such amendment or supplement of Schedule A or Schedule B to reflect the inclusion of such Person, the Partnership will take all appropriate action to include such Holder’s Registrable Securities in an effective Shelf Registration Statement.  Any such amendment of Schedule A or Schedule B by the Partnership shall not be considered an amendment of this Agreement for purposes of Section 3.11.

Section 2.11                             Limitation on Subsequent Registration Rights.  From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.01                             Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:

(a)                                 If to the Initial Investor Holders, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

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Baker Botts L.L.P.
910 Louisiana St.
Houston, Texas 77002
Attention: Joshua Davidson
Facsimile: (713) 229-2727
Email: joshua.davidson@bakerbotts.com

(b)                                 If to the Initial Management Holders, to the addresses set forth on Schedule B;

(c)                                  If to the Partnership or Plains AAP:

Plains All American Pipeline, L.P.
333 Clay Street
Suite 1600
Houston, Texas 77002
Attention: Richard McGee
Email: rkmcgee@paalp.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760
Attention: Alan Beck
Facsimile: (713) 615-5620
Email: abeck@velaw.com

or to such other address as the Partnership or the Holders may designate to each other in writing from time to time or, if to a transferee or assignee of the Holders, to such transferee or assignee at the address provided pursuant to Section 2.10.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02                             Binding Effect.  This Agreement shall be binding upon the Partnership, each of the Holders and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03                             Assignment of Rights.  Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or

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transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04                             Recapitalization, Exchanges, Etc. Affecting Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05                             Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06                             Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07                             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08                             Governing Law, Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Section 3.09                             Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10                             Entire Agreement.  Subject to the terms of Section 2.10(b), this Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings other than those set forth herein with respect to the rights granted by the Partnership or any of its Affiliates.  This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                             Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12                             No Presumption.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13                             Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Initial Holders, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner,

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manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Initial Holder or a Selling Holder hereunder.

Section 3.14                             Interpretation.  Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Initial Holder, such action shall be in such Initial Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:
	Name:	Richard McGee
	Title:	Executive Vice President and General Counsel and Secretary

[Signature page to Registration Rights Agreement]

INITIAL HOLDERS:

INITIAL INVESTOR HOLDERS:

OXY HOLDING COMPANY (PIPELINE), INC.

By:
Name:
Title:

EMG INVESTMENT, LLC

By:	NGP MR Management, LLC, its manager

By:
Name:	John T. Raymond
Title:	Chief Executive Officer

KAFU HOLDINGS, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAFU HOLDINGS (QP), L.P.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

KAFU HOLDINGS II, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON MIDSTREAM/ ENERGY FUND, INC.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

PAA MANAGEMENT, L.P.

By:	PAA Management LLC,
its general partner

By:
Name:
Title:

STROME PAA, L.P.

By:	Strome Investment Management, LP, its general partner

By:
Name:
Title:

MARK E. STROME LIVING TRUST

By:
Name:
Title:

WINDY, L.L.C.

By:
Name:
Title:

LYNX HOLDINGS I, LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

JAY CHERNOSKY

PAUL N. RIDDLE

DAVID E. HUMPHREYS

PHILIP J. TRINDER

KIPP PAA TRUST

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

INITIAL MANAGEMENT HOLDERS:

JOHN R. RUTHERFORD

JIM FRYFOGLE

CHARLES KINGSWELL-SMITH

JOHN KEFFER

MARK GORMAN

GREG ARMSTRONG

HARRY PEFANIS

LAWRENCE J. DREYFUSS

ROBERT SANFORD

[Signature page to Registration Rights Agreement]